UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Responsys, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 30, 2013

To Our Stockholders:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Responsys, Inc. to be held at our offices located at 1100 Grundy Lane, 3rd Floor, San Bruno, California, 94066, on Wednesday, May 29, 2013, at 12:00 p.m. Pacific Time.

The matters expected to be acted upon at the meeting are described in detail in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as soon as possible over the Internet, by telephone, or by completing and returning the enclosed proxy card in the postage-prepaid envelope to ensure that your shares will be represented. Your vote by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

We look forward to seeing you at the meeting.

Daniel D. Springer Chief Executive Officer and Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON MAY 29, 2013:

THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

http://investors.responsys.com

Responsys, Inc.

1100 Grundy Lane, 3rd Floor

San Bruno, California 94066

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting Of Stockholders of Responsys, Inc. will be held at our offices located at 1100 Grundy Lane, 3rd Floor, San Bruno, California 94066, on Wednesday, May 29, 2013, at 12:00 p.m. Pacific Time, for the following purposes:

1. To elect two Class II directors of Responsys, Inc., each to serve until the 2016 annual meeting of stockholders and until his successor has been elected and qualified, or until his earlier death, resignation or removal.

Robert W. Frick

Gregory C. Gretsch

2. To hold an advisory vote on executive compensation as disclosed in the Proxy Statement.

3. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2013.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only stockholders of record at the close of business on April 17, 2013 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Daniel D. Springer

Chief Executive Officer and

Chairman of the Board

San Bruno, California

April 30, 2013

Whether or not you expect to attend the meeting, please vote via the Internet, by telephone, or complete, date, sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

Responsys, Inc.

1100 Grundy Lane, 3rd Floor

San Bruno, California 94066

PROXY STATEMENT

April 30, 2013

THE MEETING

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Responsys, Inc., a Delaware corporation (“Responsys”), for use at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our offices located at 1100 Grundy Lane, 3rd Floor, San Bruno, California 94066, on May 29, 2013, at 12:00 p.m. Pacific Time. This Proxy Statement and the accompanying form of proxy were first mailed to stockholders on or about May 7, 2013. An annual report for the year ended December 31, 2012 is enclosed with this Proxy Statement. An electronic copy of this proxy statement and annual report are available at http://investors.responsys.com/.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on April 17, 2013, which is the record date, will be entitled to vote at the Annual Meeting. At the close of business on April 17, 2013, we had 49,331,538 shares of common stock outstanding and entitled to vote. Holders of Responsys common stock are entitled to one vote for each share held as of the above record date. A quorum is required for our stockholders to conduct business at the Annual Meeting. A majority of the shares of our common stock entitled to vote on the record date present in person or represented by proxy will constitute a quorum for the transaction of business. Dissenters’ rights are not applicable to any of the matters being voted upon.

For Proposal No. 1, directors will be elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, which means that the two nominees receiving the highest number of “for” votes will be elected. If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Abstentions will have no effect with regard to Proposal No. 1, since approval of a percentage of shares present or outstanding is not required for this proposal.

Proposal Nos. 2 and 3 require the affirmative vote of a majority of the shares present or represented at the Annual Meeting and voting affirmatively or negatively for each proposal.

Broker Non-Votes and Abstentions

If stockholders abstain from voting, including brokers holding their clients’ shares of record who cause abstentions to be recorded, these shares will be considered present and entitled to vote at the Annual Meeting and will be counted towards determining whether or not a quorum is present. Because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of any of the proposals.

If you own shares through a broker, you must instruct your broker how to vote in order for your vote to be counted, except as to certain “routine” proposals. Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in the absence of such direction, in their own discretion if permitted by the stock exchange or other organization of which they are members. Members of the New York Stock Exchange are permitted to vote their clients’ proxies in their own discretion as to certain “routine” proposals. Only Proposal No. 3 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Where a proposal is not “routine,” a broker who has received no instructions from its clients generally does not have discretion to vote its clients’ uninstructed shares on that proposal. When a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, the missing votes are referred to as “broker non-votes.” Those shares would be considered present for purposes of determining whether or not a quorum is present, but would not be considered entitled to vote on the proposals. Those shares would not be taken into account in determining the outcome of the non-routine proposal.

Voting of Proxies

The proxy accompanying this Proxy Statement is solicited on behalf of the Board of Directors of Responsys for use at the Annual Meeting. Stockholders are requested to complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained therein. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of the Class II directors, as a vote “for” election to Class II of the Board of all nominees presented by the Board. In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the persons named as proxies may propose one or more adjournments of the Annual Meeting to permit further solicitations of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting, provided a quorum is present.

Expenses of Solicitation

The expenses of soliciting proxies to be voted at the Annual Meeting will be paid by Responsys. Following the original mailing of the proxies and other soliciting materials, Responsys and/or its agents may also solicit proxies in person, by telephone or email. Following the original mailing of the proxies and other soliciting materials, Responsys will request that banks, brokers, custodians, nominees and other record holders of its common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers, custodians, nominees and other record holders for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person signing a proxy in the form accompanying this Proxy Statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to Responsys stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming that stockholder’s beneficial ownership of the shares.

Telephone or Internet Voting

For stockholders with shares registered in the name of a brokerage firm or bank, a number of brokerage firms and banks are participating in a program for shares held in “street name” that offers telephone and Internet voting options. Stockholders with shares registered directly in their names with Computershare, Responsys’ transfer agent, will also be able to vote using the telephone and Internet. If your shares are held in an account at a brokerage firm or bank participating in this program or registered directly in your name with Computershare, you may vote those shares by calling the telephone number specified on your proxy or accessing the Internet website address specified on your proxy instead of completing and signing the proxy itself. The giving of such a telephonic or Internet proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON MAY 29, 2013:

THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

http://investors.responsys.com

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Responsys’ Board of Directors (the “Board”) is presently comprised of six members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve until the third succeeding annual meeting. The Class I directors consist of Bruce Golden and Michael N. Schuh; the Class II directors consist of Robert W. Frick and Gregory C. Gretsch; and the Class III directors consist of Edwin J. Gillis and Daniel D. Springer.

The Class II directors that are standing for reelection at the Annual Meeting are Messrs. Frick and Gretsch. The Class III and Class I directors will stand for reelection or election at the 2014 and 2015 annual meetings of stockholders, respectively. Unless otherwise provided by law, any vacancy on the Board, including a vacancy created by an increase in the authorized number of directors, may only be filled by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which the director has been assigned expires or until such director’s successor shall have been duly elected and qualified, or his or her earlier death, resignation or removal.

Each of the nominees for election to Class II is currently a director of Responsys. If elected at the Annual Meeting, each of the nominees would serve until the 2016 annual meeting of stockholders and until his successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. In the event that any nominee for any reason is unable to serve, or for good cause will not serve, the proxies will be voted for such substitute nominee as the present Board may determine. Responsys is not aware of any nominee who will be unable to serve, or for good cause will not serve, as a director.

Each of our Board members has a broad range and depth of experience in the technology industry, including serving as members of the board of directors of public or private technology companies. Many of our Board members also have extensive experience investing in public and private technology companies. We also believe that each of the directors possess other key attributes that are important to an effective board, including analytical skills, collaborative working style, and commitment to devoting significant time and energy to Board service. In addition to the above, we also considered the specific experience described in the biographies of each of our directors and nominees described below.

The names of the nominees for election as Class II directors at the Annual Meeting and of the incumbent Class I and Class III directors, and certain information about them, including their ages as of April 17, 2013, are included below.

Name	Age	Principal Occupation	Director Since
Nominees for election as Class II directors with terms expiring in 2013:
Robert W. Frick(2)(3)(4)	75	Retired	2002
Gregory C. Gretsch(1)(3)	46	Managing Member, Sigma Partners	2001

Incumbent Class III directors with terms expiring in 2014:
Edwin J. Gillis(2)	64	Business Consultant	2011
Daniel D. Springer*	49	Chief Executive Officer of Responsys	2004

Incumbent Class I directors with terms expiring in 2015:
Bruce Golden(1)	54	Partner, Accel Partners	1998
Michael N. Schuh(1)(2)	69	Managing Member, Foundation Capital	1998

*	Chairperson of the Board

(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Lead Independent Director.

Robert W. Frick has served as a member of the Board since August 2002 and as lead independent director since February 2011. From 1988 to 2011, Mr. Frick served as Chairman of K.E.S. Management. From 1963 to 1974 and from 1976 to 1988, Mr. Frick served in various capacities at Bank of America, including as Vice Chairman of the board of directors, Chief Financial Officer, Head of the World Banking Group for Bank of America, Managing Director of BankAmerica International, and President of Bank of America’s venture capital subsidiary. Mr. Frick currently serves on the board of directors of four private companies, including Charles Schwab Bank, a subsidiary of The Charles Schwab Corporation. In addition, Mr. Frick serves on the board of directors of Habitat for Humanity for Alameda, Contra Costa and Santa Clara counties, and on the board of trustees of Washington University in St. Louis, Missouri. Mr. Frick served on the board of directors of Telik, Inc. from April 2003 to February 2009 and on the board of directors of Lucasfilm Ltd. from October 1989 until December 2012, when the company was sold to Disney. From 1990 to 2011, Mr. Frick was an Adjunct Professor of Business Strategy in the graduate business program at St. Mary’s College of California. Mr. Frick holds a B.S. degree in Civil Engineering and an M.B.A. degree from Washington University in St. Louis, Missouri. We believe that Mr. Frick should serve as a member of our Board based on his extensive corporate management experience at Bank of America, financial expertise, his specific knowledge of our company and his service as a director of other companies.

Gregory C. Gretsch has served as a member of the Board since March 2001. Mr. Gretsch is a managing director at Sigma Partners, a venture capital firm, which he joined in 2000. Prior to joining Sigma Partners, Mr. Gretsch founded Connectify, Inc. in May 1998, which was acquired by Kana Communications, Inc. in August 1999, and co-founded GiftONE in August 1996, which was acquired by SkyMall in October 1997. Mr. Gretsch holds a B.B.A in Management Information Systems from the University of Georgia. Mr. Gretsch brings his significant experience in the venture capital industry analyzing, investing in and serving on the boards of directors of other technology and marketing companies, his management and leadership experience as a former founder and executive of several startup technology companies and the perspective as an affiliate of one of our major stockholders.

Edwin J. Gillis has served as a member of the Board since March 2011. Mr. Gillis has worked as a business consultant and private investor since January 2006. Most recently, Mr. Gillis was an executive advisor at Skype S.a.r.l. where he was engaged by Silver Lake Partners from October 2009 to February 2010 as part of their acquisition of Skype. Previously, he was the interim Chief Financial Officer at Avaya Inc. where he was engaged by TPG Partners and Silver Lake Partners from November 2007 to July 2008 as part of their acquisition of Avaya. From 1991 to 2005, Mr. Gillis held several posts as Chief Financial Officer: at Veritas Software Corporation from 2002 to 2005, at Parametric Technology Corporation from 1995 to 2002 and at Lotus Development Corporation from 1991 to 1995. Prior to joining Lotus, Mr. Gillis was a Certified Public Accountant and partner at Coopers & Lybrand L.L.P. Mr. Gillis serves as a director of Teradyne, Inc. and LogMeIn, Inc. Mr. Gillis also served as a director of BladeLogic, Inc. from 2007 until its acquisition by BMC Software in 2008. Mr. Gillis holds a B.A. in Government from Clark University, an M.A. in International Relations from the University of Southern California and an M.B.A. from Harvard Business School. Mr. Gillis brings his extensive experience with issues confronting global technology companies and financial reporting expertise as a former Chief Financial Officer of several publicly-traded technology companies.

Daniel D. Springer has served as our Chief Executive Officer and Chairperson since April 2004. From April 2002 to February 2004, Mr. Springer was Managing Director in the San Francisco office of Modem Media, an interactive marketing agency that was acquired by Digitas Inc. in 2004. From September 2000 to July 2001, Mr. Springer was the Chief Executive Officer of Telleo, Inc., an online communication platform linking local businesses and consumers. From December 1997 to September 2000, Mr. Springer was Chief Marketing and

Sales Officer and General Manager for NextCard, Inc. Mr. Springer currently serves on the board of directors of Year Up. Mr. Springer holds an M.B.A. from Harvard University and a B.A. in Mathematics and Economics from Occidental College. Mr. Springer brings his historical knowledge of Responsys and operational expertise as our Chief Executive Officer, which provides continuity to the Board.

Bruce Golden has served as a member of the Board since December 1998. Mr. Golden is a partner at Accel Partners, a venture capital firm, which he joined in 1997. Mr. Golden has led a number of investments in enterprise software and Internet-related companies while at Accel and currently serves as a member of the board of directors of Qlik Technologies Inc. and several private companies. From June 2002 to September 2011, Mr. Golden served as a member of the board of directors of comScore, Inc. Mr. Golden holds an M.B.A. from Stanford University and a B.A. in Political Science from Columbia University. We believe that Mr. Golden should serve as a member of the Board based on his significant experience in the venture capital industry analyzing, investing in and serving on the boards of directors of enterprise software and SaaS companies, his lengthy experience with Responsys and the perspective he brings as an affiliate of one of our major stockholders.

Michael N. Schuh has served as a member of the Board since December 1998. From August 1998 to the present, Mr. Schuh has served as a Managing Member of Foundation Capital, a venture capital firm. Prior to joining Foundation Capital, Mr. Schuh was a founder and Chief Executive Officer of Intrinsa Corporation, a supplier of productivity solutions for software development organizations from 1994 to 1998. Mr. Schuh served on the board of directors of Netflix Inc. from February 1999 to May 2010. He also serves on the board of directors of several private companies. Mr. Schuh holds a B.S.E.E. from the University of Maryland. We believe that Mr. Schuh should serve as a member of the Board based on his significant experience in the venture capital industry analyzing, investing in and serving on the boards of directors of software companies, his management and leadership experience as a co-founder and Chief Executive Officer of a software company and the perspective he brings as an affiliate of one of our major stockholders.

The Board of Directors recommends a vote FOR the election of each of the nominated directors

Membership and Meetings of Board of Directors and Board Committees

Director Independence and Meetings of the Board

Our Board has determined that none of our non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of The NASDAQ Stock Market. In making this determination, the Board considered the relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. The Board has determined that five of our directors are independent under the listing rules of The NASDAQ Stock Market: Messrs. Frick, Gillis, Golden, Gretsch and Schuh.

During 2012, the Board met five times and acted by unanimous written consent two times. None of the directors attended fewer than 90% of the aggregate of the total number of meetings of the Board (held during the period for which he was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served).

Board Leadership Structure

Mr. Springer serves as our Chairperson of the Board and presides over meetings of the stockholders and the Board, and holds such other powers and carries out such other duties as are customarily carried out by the Chairperson of our Board. The Board has established corporate governance principles which state that when the chairperson and chief executive officer positions are held by the same person, a lead independent director should also be appointed. Mr. Frick serves as our Lead Independent Director and presides over regularly scheduled meetings at which only our independent directors are present, serves as a liaison between the Chairperson and the independent directors, and performs such additional duties as the Board may otherwise determine and delegate. Mr. Frick is also a member of our audit committee and our nominating and corporate governance committee. Generally, every regular meeting of our Board includes a meeting of our independent directors without management present.

Board Committees

Our Board of Directors has an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees has adopted a written charter. Current copies of the charters of the audit committee, compensation committee, and nominating and corporate governance committee are available on our website at http://investors.responsys.com/governance.cfm.

Audit Committee

Our audit committee is comprised of Messrs. Frick, Gillis and Schuh. All members of our audit committee meet the requirements for financial literacy under the rules of The NASDAQ Stock Market and Securities and Exchange Commission (“SEC”) rules and regulations. Mr. Frick is the chairperson of our audit committee, is our audit committee financial expert, as that term is defined under SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002, and possesses financial sophistication, as that term is defined under the rules of The NASDAQ Stock Market. Our audit committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;

•	recommending to the Board of Directors whether our annual audited financial statements should be included in our annual reports on Form 10-K;

•	developing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal accounting controls and audit procedures; and

•	pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

During 2012, the audit committee met in person or by telephone twelve times and did not act by written consent.

Compensation Committee

Our compensation committee is comprised of Messrs. Schuh, Golden and Gretsch. Mr. Schuh is the chairperson of our compensation committee. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. The purpose of our compensation committee is to discharge the responsibilities of our Board relating to the compensation of our executive officers. Our Board of Directors adopted a charter for our compensation committee. Our compensation committee is responsible for, among other things:

•	reviewing and approving, or recommending that our Board of Directors approve, the compensation of our executive officers;

•	reviewing and recommending to our Board of Directors the compensation of our directors;

•	reviewing and approving the terms of any material agreements with our executive officers;

•	administering our stock and equity incentive plans;

•	reviewing and making recommendations to our Board of Directors with respect to incentive compensation and equity plans; and

•	establishing and reviewing our overall compensation philosophy.

During 2012, the compensation committee by telephone three times and acted by unanimous written consent three times.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Gretsch and Frick. Mr. Gretsch is the chairperson of our nominating and corporate governance committee. Each member of our nominating and corporate governance committee meets the requirements for independence under The NASDAQ Stock Market rules. Our Board of Directors adopted a charter for our nominating and corporate governance committee. Our nominating and corporate governance committee is responsible for, among other things:

•	identifying, evaluating and recommending nominees to our Board of Directors and committees of our Board of Directors;

•	conducting searches for appropriate directors;

•	evaluating the performance of our Board of Directors;

•	considering and making recommendations to our Board of Directors regarding the composition of our Board of Directors and its committees;

•	reviewing related party transactions and proposed waivers of the code of conduct;

•	reviewing developments in corporate governance practices; and

•	evaluating the adequacy of our corporate governance practices and reporting.

During 2012, the nominating and corporate governance committee met by telephone once.

Risk Management

Our Board is primarily responsible for overseeing our risk management processes. Our Board, as a whole, determines the appropriate level of risk for our company, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our Board administers this risk management oversight function, our audit committee, nominating and corporate governance committee and compensation committee support our Board in discharging its oversight duties and address risks inherent in their respective areas. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board leadership structure supports this approach.

While our Board oversees our risk management, company management is responsible for day-to-day risk management processes. Company management considers risk and risk management in each business decision, and proactively develops and monitors risk management strategies and processes for day-to-day activities to effectively implement risk management strategies adopted by the committees and the Board.

Policy Regarding Stockholder Nominations

The nominating and corporate governance committee will consider stockholder recommendations for director candidates. The nominating and corporate governance committee has established the following procedure for stockholders to submit director nominee recommendations:

•

If a stockholder would like to recommend a director candidate for the next annual meeting, he or she must submit the recommendations by mail to Responsys’ Corporate Secretary at Responsys’ principal executive offices, no later than the 120th calendar day before the date that Responsys mailed its proxy statement to stockholders in connection with the previous year’s annual meeting.

•

Recommendations for candidates must be accompanied by personal information of the candidate, including a list of the candidate’s references, the candidate’s resume or curriculum vitae and such other information as determined by Responsys’ Corporate Secretary and as would be necessary to satisfy SEC rules and Responsys’ Bylaws, together with a letter signed by the proposed candidate consenting to serve on the Board if nominated and elected.

The nominating and corporate governance committee will consider nominees based on Responsys’ need to fill vacancies or to expand the Board, or to fill particular roles on the Board or committees thereof, such as an independent director, or an audit committee financial expert. Other factors the nominating and corporate governance committee will consider in any such evaluation include:

•	the appropriate size of the Board and its committees;

•	the perceived needs of the Board for particular skills, background, and business experience;

•

the relevant skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board;

•	nominees’ independence from management;

•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of fresh perspectives provided by new members.

The nominating and corporate governance committee does not have a formal policy with respect to diversity; however, the Board and the nominating and corporate governance committee believe that it is essential that the Board members represent diverse viewpoints. The nominating and corporate governance committee’s goal is to assemble a Board that brings to our company a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates must have sufficient time available in the judgment of the nominating and corporate governance committee to perform all Board and committee responsibilities. The nominating and corporate governance committee will also focus on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. Board members are expected to prepare for, attend, and participate in all Board and applicable committee meetings.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in the best interests of Responsys and its stockholders.

Compensation Committee Interlocks and Insider Participation

During 2012, our compensation committee consisted of Messrs. Golden, Gretsch and Schuh. None of them has at any time in the last year been one of our officers or employees, and none has had any relationships with our company of the type that is required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board or compensation committee during 2012.

PROPOSAL NO. 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with recent legislation and SEC rules, we are providing stockholders with a non-binding advisory vote on compensation programs for our named executive officers. This non-binding advisory vote is commonly referred to as a “say on pay” vote.

Stockholders are urged to read the “Compensation Discussion and Analysis” and “Executive Compensation Tables” in the Executive Compensation section of this Proxy Statement, which discuss how our executive compensation policies and procedures implement our compensation philosophy and contain tabular information and narrative discussion about the compensation of our named executive officers, respectively. The compensation committee and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

As an advisory vote, this proposal is not binding. However, the compensation committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers.

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation committee’s executive compensation philosophy, policies and determinations for our named executive officers, as described in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this Proxy Statement.

PROPOSAL NO. 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board of Directors has selected Deloitte & Touche LLP (“Deloitte”) to be Responsys’ independent registered public accounting firm for the year ending December 31, 2013, and recommends that the stockholders vote for ratification of such appointment. Deloitte has been engaged as our independent registered public accounting firm since 2006. In the event of a negative vote on such ratification, the audit committee will reconsider its selection. We expect representatives of Deloitte to be present at the Annual Meeting, will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees for audit and other services provided by Deloitte for the years ended December 31, 2011 and 2012:

	2012	2011
Audit fees(1)	$1,721,017	$994,088
Audit-related fees	—	—
Tax fees	51,182	—
All other fees(2)	—	46,320

Total fees	$1,772,199	$1,040,408

(1)	Audit fees consist of fees billed or to be billed for professional services rendered for (i) the audit of Responsys’ annual financial statements set forth in Responsys’ aggregate fees billed in the relevant year for professional services rendered for the audit of annual financial statements and a review of financial statements included in the Annual Report on Form 10-K and in the Quarterly Reports on Form 10-Q, and (ii) services that are normally provided in connection with statutory and regulatory filings or engagements for those years.
(2)	All other fees consist of fees billed or to be billed relating to products and services other than those reported above, which consisted primarily of compensation and benefits consulting services.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. The audit committee generally pre-approves particular services or categories of services on a case-by-case basis. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with these pre-approvals, and the fees for the services performed to date.

All of the services of Deloitte for 2011 and 2012 described above were pre-approved by the audit committee.

The Board of Directors recommends a vote FOR the ratification of the appointment of

Deloitte & Touche LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 17, 2013, for:

•	each stockholder known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 49,331,538 shares of common stock outstanding at April 17, 2013. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options that are currently exercisable or exercisable within 60 days of April 17, 2013. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Responsys, Inc., 1100 Grundy Lane, 3rd Floor, San Bruno, California 94066.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
Directors and Named Executive Officers:
Daniel D. Springer(1)	3,041,137	5.9
Christian A. Paul(2)	621,250	1.2
Scott V. Olrich(3)	1,343,172	2.7
Andrew W. Priest(4)	687,500	1.4
Edward A. Henrich(5)	248,170	*
Robert W. Frick(6)	628,698	1.3
Edwin J. Gillis(7)	87,090	*
Bruce Golden(8)	24,590	*
Gregory C. Gretsch(9)	3,918,035	7.9
Michael N. Schuh(10)	381,854	*
All executive officers and directors as a group (10 persons)(11)	10,981,496	18.2
5% Stockholders:
Entities affiliated with Sigma Partners(12)	3,717,669	7.5
Entities affiliated with Accel Partners (13)	6,738,707	13.7
Entities affiliated with FMR LLC(14)	7,215,723	14.6

*	Less than 1%.
(1)	Includes 2,228,565 shares of common stock issuable upon exercise of options exercisable within 60 days of April 17, 2013.
(2)	Includes 568,855 shares of common stock issuable upon exercise of options exercisable within 60 days of April 17, 2013, of which 78,125 are unvested and early exercisable and would be subject to a right of repurchase in our favor upon exercise and Mr. Paul’s cessation of service prior to vesting.
(3)	Includes 1,343,172 shares of common stock issuable upon exercise of options exercisable within 60 days of April 17, 2013.

(4)	Includes 662,500 shares of common stock issuable upon exercise of options exercisable within 60 days of April 17, 2013.
(5)	Includes 218,170 shares of common stock issuable upon exercise of options or release of restricted stock units exercisable with 60 days of April 17, 2013, of which 66,147 options are unvested and early exercisable and would be subject to a right of repurchase in our favor upon exercise and Mr. Henrich’s cessation of service prior to vesting.
(6)	Includes 12,090 shares of common stock issuable upon release of restricted stock units vesting within 60 days of April 17, 2013.
(7)	Includes 62,090 shares of common stock issuable upon exercise of options or release of restricted stock units exercisable with 60 days of April 17, 2013, of which 12,500 are unvested and early exercisable and would be subject to a right of repurchase in our favor upon exercise and Mr. Gillis’ cessation of service prior to vesting.
(8)	Includes 24,590 shares of common stock issuable upon exercise of options or release of restricted stock units exercisable within 60 days of April 17, 2013 and does not include 6,738,707 shares of common stock beneficially owned by the Accel Funds, as described in further detail in footnote 13. Mr. Golden is a partner of Accel Partners and disclaims beneficial ownership of any of the Accel Funds’ shares.
(9)	Includes 24,590 shares of common stock issuable upon exercise of options or release of restricted stock units exercisable within 60 days of April 17, 2013 and 3,717,699 shares beneficially owned by Sigma Partners. Mr. Gretsch is a managing member of Sigma Partners. See footnote 12.
(10)	Includes 24,590 shares of common stock issuable upon exercise of options or release of restricted stock units exercisable within 60 days of April 17, 2013.
(11)	Includes 5,169,212 shares issuable upon exercise of options or release of restricted stock units exercisable within 60 days of April 17, 2013 that are held by our directors and officers as a group, of which 156,772 are unvested and early exercisable and would be subject to a right of repurchase in our favor upon the holder’s cessation of service with us prior to vesting.
(12)	Based on Schedule 13G filed on February 13, 2013. Includes the following shares of common stock beneficially owned: (i) 377,290 shares held by Sigma Associates 6, L.P., or Sigma Associates; (ii) 36,958 shares held by Sigma Investors 6, L.P., or Sigma Investors; and (iii) 3,303,421 shares held by Sigma Partners 6, L.P., or Sigma Partners. Sigma Management 6, L.L.C. is the general partner of Sigma Associates, Sigma Investors and Sigma Partners, which we refer to collectively as the “Sigma Funds.” Sigma Management 6, L.L.C. has sole voting and investment power. Robert Davoli, Lawrence Finch, Gregory Gretsch, Clifford L. Haas, John Mandile, Peter Solvik, Robert Spinner and Wade Woodson, as managing members of Sigma Management 6, L.L.C., share this power. Each of the Sigma Funds is located at 1600 El Camino Real, Suite 280, Menlo Park, California 94025.
(13)	Based on Schedule 13G filed on February 14, 2012. Includes the following shares of common stock beneficially owned: (i) 129,036 shares held by Accel Internet Fund II L.P., or Accel Internet; (ii) 412,739 shares held by Accel Investors ‘98 L.P., or Accel ‘98; (iii) 683,397 shares held by Accel Investors ‘98-S L.P., or Accel ‘98-S; (iv) 87,602 shares held by Accel Keiretsu VI L.P., or Accel Keiretsu; (v) 1,009,960 shares held by Accel VI L.P., or Accel VI; and (vi) 4,415,973 shares held by Accel VI-S, L.P., or Accel VI-S. We refer to Accel Internet, Accel ‘98, Accel ‘98-S, Accel Keiretsu, Accel VI and Accel VI-S collectively as the “Accel Funds.” Accel Internet Fund II Associates L.L.C. is the general partner of Accel Internet and has sole voting and investment power. James W. Breyer, Arthur C. Patterson and James R. Swartz are the managing members of Accel Internet Fund II Associates L.L.C. and share such powers. Accel VI Associates L.L.C. is the general partner of Accel ‘98-S, Accel VI and Accel VI-S and has the sole voting and investment power. James W. Breyer, Arthur C. Patterson and James R. Swartz are the managing members of Accel VI Associates L.L.C. and share such powers. Accel Keiretsu VI Associates L.L.C. is the general partner of Accel Keiretsu and has the sole voting and investment power. James W. Breyer, Arthur C. Patterson and James R. Swartz are the managing members of Accel Keiretsu VI Associates L.L.C. and share such powers. James W. Breyer, Arthur C. Patterson and James R. Swartz are general partners of Accel ‘98 and share voting and investment power. Each of the Accel Funds is located at 428 University Avenue, Palo Alto, California 94301.

(14)	Based on Schedule 13G/A filing made on February 14, 2013. Includes the following shares of common stock beneficially owned: (i) 4,501,696 shares held by Fidelity Management & Research Company, or Fidelity, (ii) 47,340 shares held by Pyramis Global Advisors, LLC, or PGALLC, (iii) 2,625,387 shares held by Pyramis Global Advisors Trust Company, or PGATC, and (iv) 41,300 shares held by FIL Limited, or FIL, and other various foreign-based subsidiaries. Members of the family of Mr. Johnson, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Mr. Johnson and FMR LLC, through its control of PGALLC, an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, have sole dispositive power over 47,340 shares and sole voting power over 42,440 shares held by PGALLC. Mr. Johnson and FMR LLC have sole dispositive power over 2,625,387 shares and sole voting power over 2,408,587 shares held by PGATC. Partnerships controlled predominantly by members of the family of Mr. Johnson, Chairman of FMR LLC and FIL, or trusts for their benefit, own shares of FIL voting stock. While the percentage of total voting power represented by these shares may fluctuate as a result of changes in the total number of shares of FIL voting stock outstanding from time to time, it normally represents more than 25% and less than 50% of the total votes which may be cast by all holders of FIL voting stock. FMR LLC and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals. Fidelity is located at 82 Devonshire Street, Boston, Massachusetts, 02109. Each of PGALLC and PGATC is located at 900 Salem Street, Smithfield, Rhode Island, 02917. FIL is located at Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

EXECUTIVE OFFICERS

The following individuals are our executive officers:

Daniel D. Springer, age 49, has served as our Chief Executive Officer and Chairperson since April 2004. From April 2002 to February 2004, Mr. Springer was Managing Director in the San Francisco office of Modem Media, an interactive marketing agency that was acquired by Digitas Inc. in 2004. From September 2000 to July 2001, Mr. Springer was the Chief Executive Officer of Telleo, Inc., an online communication platform linking local businesses and consumers. From December 1997 to September 2000, Mr. Springer was Chief Marketing and Sales Officer and General Manager for NextCard, Inc. Mr. Springer currently serves on the board of directors of Year Up. Mr. Springer holds an M.B.A. from Harvard University and a B.A. in Mathematics and Economics from Occidental College.

Scott V. Olrich, age 41, has served as our Chief Marketing Officer since February 2013, and from August 2004 until February 2013, he served as our Chief Marketing and Sales Officer. From May 1998 to July 2004, Mr. Olrich served in various positions at Topica, Inc., an email marketing application service provider, most recently as Vice President of Business Development from October 2001 to July 2004. From January 1997 to August 1998, Mr. Olrich served as Vice President of Sales and Business Development at Spark Online Inc., a provider of interactive automated marketing solutions which he co-founded. From February 1993 to February 1997, Mr. Olrich was a senior consultant at Accenture. Mr. Olrich holds a B.S. in Business and Finance from San Diego State University.

Andrew W. Priest, age 50, has served as our Chief of Responsys International since October 2012, and from October 2005 until October 2012, he served as our Chief Customer Officer. From November 2002 to November 2004, Mr. Priest was Executive Vice President of Customer Operations at Open Harbor, an international trade logistics software company that was acquired by TradeBeam Holdings, Inc. in December 2004. From 2001 to 2002, Mr. Priest served as Senior Vice President of Professional Services at Epiphany Inc., a provider of enterprise-level CRM solutions. From 1999 to 2001, Mr. Priest served as Senior Vice President of Worldwide Field Operations at Brightware, Inc., a provider of call center CRM solutions. Mr. Priest holds a B.S. in Computer Science from the State University of New York at Albany.

Donald E. Smith, age 54, has served as our Chief Information Officer since May 2006. From August 2005 to April 2006, Mr. Smith was a Venture Partner at Sigma Partners, a venture capital firm. During 2005, Mr. Smith also provided technical and business consulting services to a number of on-demand businesses. From 2000 to 2004, Mr. Smith was the Senior Vice President of Customer Advocacy at Extensity, Inc., an Internet-based employee relationship management solutions company that was acquired by Geac Computer Corporation Limited in 2002. Mr. Smith holds a B.S. in Electrical Engineering from the University of Nebraska, Lincoln.

Christian A. Paul, age 52, has served as our Chief Financial Officer since August 2006. From April 2002 to May 2005, Mr. Paul served as Vice President of Finance and Administration and Chief Financial Officer at Determine Software Inc., a provider of enterprise contract management solutions. From 1994 to 2002, Mr. Paul held several posts as Chief Financial Officer, including at Integral Systems, Inc., ICVerify, Inc., Cloudscape, Inc. and Linuxcare, Inc. Mr. Paul began his career at Ernst & Young as a Chartered Accountant in South Africa. Mr. Paul holds a post-graduate degree in Accounting and Taxation and a Bachelor of Commerce degree from the University of Cape Town, South Africa.

Antonio Casacuberta, age 52, has served as our Chief Product Officer since April 2012 and previously served as our Chief Technology Officer from August 2007 to April 2012. From July 1999 to June 2006, Mr. Casacuberta held various positions at Infospace, Inc., a metasearch technology company, most recently as its Chief Technology Officer. From 1989 to 1999, Mr. Casacuberta held various positions at Oracle Corp., most recently as Director of Development. Mr. Casacuberta holds a B.S. in Computer Science from Boston University.

Edward A. Henrich, age 48, has served as our Senior Vice President of Professional and Strategic Services since January, 2010, and from July 2007 until January 2010, he served as our Vice President of Professional

Services. From September 2005 to January 2010, Mr. Henrich served as President of Henrich Enterprises, Inc., a provider of integrated email marketing and web analytics. From February 2007 to November 2009, Mr. Henrich was President of DragonVista, LLC, an automated website monitoring service. From 2001 to September 2005, Mr. Henrich held various positions at Yesmail.com Inc., an email marketing solutions provider acquired by InfoGROUP, Inc., most recently as President. Mr. Henrich holds a B.S. in Mechanical Engineering from Drexel University, and an M.S. in Aerospace Engineering and a Ph.D. in Mechanical Engineering, both from the University of California, Los Angeles.

Julian K. Ong, age 46, has served as our Senior Vice President, General Counsel and Secretary since February 2013, and from May 2010 until February 2013, he served as our Vice President, General Counsel and Secretary. From August 2006 to May 2010, Mr. Ong served as Vice President, General Counsel and Secretary of SuccessFactors, Inc., an on-demand business execution software solutions provider. From September 2002 to July 2006, Mr. Ong served in various capacities in the legal department of salesforce.com, inc., an on-demand customer relationship management application company, most recently as Deputy General Counsel. From January 2000 to August 2002, Mr. Ong was an associate at the law firm of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Ong holds a B.S. and an M.S. in electrical engineering from Stanford University and a J.D. from University of California, Berkeley School of Law.

EXECUTIVE COMPENSATION

Compensation Discussion Analysis

The following discussion describes and analyzes the material components of our executive compensation program for:

•	Daniel D. Springer, our Chief Executive Officer, or CEO;

•	Christian A. Paul, our Chief Financial Officer;

•	Scott V. Olrich, our Chief Marketing and Sales Officer;

•	Andrew W. Priest, our Chief Customer Officer; and

•	Edward A. Henrich, our Senior Vice President of Professional and Strategic Services.

We refer to these executive officers collectively in this Proxy Statement as our “named executive officers.”

This section should be read together with the compensation tables and disclosures that follow. This discussion contains forward-looking statements that are based on current plans, considerations, expectations, and determinations regarding future compensation programs. The actual compensation programs that we adopt may differ materially from the current or planned programs summarized in this discussion.

Compensation Philosophy and Objectives

As a provider of on-demand marketing software and professional services, we operate in a highly competitive business environment, which is characterized by frequent technological advances, rapidly changing market requirements, and the emergence of new market entrants. To succeed in this environment, we must continually develop and refine new and existing products and services and demonstrate an ability to quickly identify and capitalize on new business opportunities. We recognize that our success is in large part dependent on our ability to attract and retain talented employees. Therefore, we maintain, and intend to modify as necessary, an executive compensation and benefits program designed to attract, retain, and incentivize a highly talented, deeply qualified, and committed team of executive officers to share our vision and desire to work toward these goals.

We have created compensation programs that reward performance and serve to align the interests of our executive officers and stockholders. Our executive compensation philosophy and objectives focus on the following principles in formulating our compensation policies and making compensation decisions:

•	attract and retain talented and experienced executive officers;

•

motivate and reward executive officers who have the knowledge, skills, and performance to manage the growth of our company and lead us to the next stage of development by creating a direct and meaningful link between company business results, individual performance and rewards;

•	provide for meaningful differentiation in compensation for performance that is below, at, and above target levels;

•	grant equity awards that reflect actual and potential contributions to company success;

•	ensure that compensation plans and arrangements are simple to communicate and understand; and

•	ensure that compensation plans and arrangements are flexible enough to adjust to changing economic circumstances.

As our needs evolve, we intend to continue to evaluate our philosophy and objectives and compensation programs as circumstances require, and, at a minimum, we will review executive compensation annually.

Compensation-setting Process

Our Board of Directors, with input from the compensation committee, has been responsible for overseeing our executive compensation program, as well as determining and approving the ongoing compensation arrangements with our CEO and other named executive officers.

Initial Compensation. The initial compensation arrangements with our executive officers, including the named executive officers, were negotiated with each individual executive officer by our CEO, except with respect to his own compensation, with the oversight and final approval of our Board of Directors. Our CEO’s initial compensation arrangement was determined by our Board of Directors. Generally, the focus of these arrangements has been to recruit skilled individuals to help us meet our on-demand software development, customer acquisition, and customer success objectives, while achieving our financial growth goals and obtaining the level of talent and experience needed to further the growth of our company.

Annual Compensation Review. Our Board of Directors reviews the compensation levels for our executive officers annually. For executive officers other than our CEO, our Board of Directors has historically considered input from our CEO regarding such executive officers’ responsibilities, performance and compensation. Specifically, our CEO recommends changes to base salary, target levels for cash incentive awards, and advises our Board of Directors regarding the executive compensation program’s ability to attract, retain and motivate talented executive officers. These recommendations reflect compensation levels that our CEO believes are qualitatively commensurate with an executive officer’s individual qualifications, experience, responsibility level, functional role, knowledge, skills, and individual performance, as well as the performance of our business. Our Board of Directors considers our CEO’s recommendations, but may adjust components of compensation up or down as it determines in its discretion, and approves the specific compensation for all the executive officers. In connection with its annual review and any reviews that occur during the year, our Board of Directors also approves any equity compensation to be awarded to our executive officers. Authority to make equity award grants to our executive officers currently rests with our Board of Directors. All such compensation determinations are largely discretionary.

Our CEO makes recommendations to our Board of Directors, attends Board meetings (except for sessions discussing his compensation) and has been and will continue to be heavily involved in the determination of compensation for our executive officers. He abstains from voting in sessions where the Board of Directors acts on his compensation.

2012 Annual Meeting “Say on Pay” Vote Results. At our 2012 annual meeting of stockholders, we requested stockholders to cast a non-binding advisory vote on the compensation of our executive officers as described in the proxy statement for our 2012 annual meeting of stockholders, the so-called “say-on-pay” vote. Of the votes cast on the say-on-pay proposal, over 80% were voted in favor of our executive compensation. In light of the result of the say-on-pay vote, the compensation committee took no action to change the executive compensation decisions made with respect to 2011 and in 2012 and for 2013 we maintained the same general structure for executive compensation.

Role of Compensation Consultant. In September 2010, the compensation committee retained an independent compensation consultant, Compensia, Inc., or Compensia, initially to assist with Board compensation matters. In October 2011, the compensation committee asked Compensia to provide an assessment of our executive compensation structure for 2012. Compensia provided the compensation committee with market data analyses related to executive compensation based on similarly situated companies as discussed in the next paragraph. Compensia did not review and provide advice with respect to our 2012 general executive officer compensation policies and procedures.

Use of Competitive Data. In assessing our executive compensation structure for 2012, Compensia has assisted us in determining a peer group for 2012. Our 2012 peer group was developed in October 2011 and the compensation committee considered companies that were similar to us in terms of one of more of the following factors:

•	Primary focus on high technology companies;

•	Revenues between approximately $50 million and $200 million, which represented multiples of our revenue in the range of approximately 0.5 times to 3.5 times;

•

Market capitalization between approximately $230 million and $1.2 billion, which represented multiples of our market capitalization in the range of approximately 1.3 times to 12.2 times (a broader range than the range of revenue multiples to reflect the impact of market volatility); and

•	Employee headcounts ranging from approximately 330 to 1,040 employees.

Using these criteria and with the assistance of Compensia, the compensation committee agreed upon a peer group of 13 publicly-traded companies in the Internet software and services, application software, and broader technology sectors to represent peer group companies to review in connection with our assessment of our 2012 executive compensation:

comScore, Inc.	LogMeIn, Inc.
Constant Contact, Inc.	OpenTable Inc.
Cornerstone onDemand, Inc.	QuinStreet, Inc.
DemandTec (acquired by IBM)	RightNow Technologies Inc.
Envestnet, Inc.	TeleNav, Inc.
IntraLinks Holdings, Inc.	Vocus, Inc.
LivePerson Inc.

Compensation Program Components

The compensation of our executive officers, including our named executive officers, consists of base salary, cash incentive awards, equity compensation in the form of stock options, broad-based employee benefits and severance arrangements.

We offer cash compensation in the form of base salaries and cash incentive awards that we believe appropriately recognize and reward our executive officers for their individual contributions to our business. Our cash incentive awards are based on our company financial performance, along with achievement of individual performance objectives. For our executive officers except our CEO, these individual performance objectives are agreed upon between our CEO and each executive officer at the beginning of each half of the year. Our CEO’s individual performance objectives are agreed upon between our CEO and the Board of Directors at the beginning of each year.

Another key component of our executive compensation program is equity awards, which we use to incentivize our executive officers to focus on the growth of our overall enterprise value and, correspondingly, to create value for our stockholders. Historically, we used stock options as our primary equity award vehicle. Since 2012 we use restricted stock units as our primary equity award vehicle because of their more predictable accounting expense, greater efficiency in use of stockholder resources (as they are less dilutive than stock options) and greater retention value—particularly in an environment of volatile stock prices. Going forward, we may use stock options, restricted stock units and other types of equity-based awards, as we deem appropriate, to offer our employees, including our executive officers, long-term equity incentives that align their interests with the long-term interests of our stockholders.

The following describes each component of our executive compensation program, the rationale for each, and how compensation amounts are determined.

Base Salary. To obtain the skills and experience that we believe are necessary to lead our growth, most of our executive officers, including the named executive officers, have been hired from larger organizations prior to our public company status. Generally, their initial base salaries were established through negotiation at the time the individual executive officer was hired, taking into account his qualifications, experience and prior salary level, while also taking into account that we were a privately-held company seeking to contain costs and cash outlays.

In 2011 we reviewed the base salary compensation data for our 2012 peer group and found that the base salary for our executives was typically below the 25th percentile of our 2012 peer group. To more closely align our executives’ base salary with the median base salary of our 2012 peer group, we increased the base salaries of each of our named executive offices except our CEO. Our CEO’s base salary has not increased since he was hired in April 2004. The base salaries for our named executive officers as of December 31, 2012 are set forth below:

Named Executive Officer	2012 Base Salary
Daniel D. Springer	$300,000
Christian A. Paul	240,000
Scott V. Olrich	220,000
Andrew W. Priest	220,000
Edward A. Henrich	200,000

Cash Incentive Awards. We use cash bonuses to incentivize our executive officers to achieve our short-term financial and strategic objectives on a semi-annual basis while making progress towards our longer-term growth and other goals. Each executive officer that is entitled to receive a cash incentive award has a pre-determined semi-annual target bonus amount that is intended to provide a competitive level of compensation if both the company and executive officer achieve the performance objectives. Our CEO establishes performance objectives consisting of company performance objectives, which apply to all executive officers, and unique individual objectives for a particular executive officer before the beginning of each year (except for our CEO, whose objectives are determined by the Board of Directors). In general, we use performance objectives to ensure that our executive compensation program aligns the interests of each of our named executive officers with those of our stockholders and that we provide our named executive officers with incentives to maximize their efforts throughout the year. Cash incentive awards are intended to compensate our named executive officers for their contribution to achieving semi-annual financial performance and for success in meeting individual performance objectives. The actual cash incentive award paid to each of our named executive officers is based on an assessment of the company’s performance and his overall level of achievement of the individual performance objectives assigned to him.

The initial on-target bonus amount for each of our executive officers was established through negotiation either at the time of hire or within a specified period following each executive officer’s start date. Target bonus levels are reviewed annually, following the end of the year by our CEO, or by the Board of Directors in the case of our CEO, and we pay cash incentive awards following the applicable performance period (i.e., the first and second halves of each year). The semi-annual on-target bonus amounts for each of our named executive officers for 2012 are set forth below:

Named Executive Officer	First Half Semi-Annual On-Target Bonus Amount	Second Half Semi-Annual On-Target Bonus Amount
Daniel D. Springer	$67,500	$67,500
Christian A. Paul	22,500	22,500
Scott V. Olrich	50,000	50,000
Andrew W. Priest	55,000	55,000
Edward A. Henrich	50,000	50,000

Each of our named executive officers is reviewed semi-annually on the company’s achievement of certain financial objectives, including increasing revenue, improving non-GAAP operating income profitability, and free cash flows. Each of our named executive officers, except for our CEO, is also reviewed on his achievement of individual performance objectives by our CEO. Our CEO is reviewed semi-annually on his achievement of individual performance objectives by the Board of Directors. Our CEO makes a qualitative assessment of each executive officer’s actual performance against his individual performance objectives for the period. Based on his subjective assessment, our CEO assigns an overall percentage of achievement to each executive officer for the period, taking into account the relative importance given to each objective based on its weighting. The overall percentage of achievement is then multiplied by the on-target bonus amount to determine the cash incentive award paid to each of our executive officers for the performance period. The compensation committee makes a similar recommendation to our Board of Directors with respect to the cash incentive award for our CEO. Our CEO has discretion to adjust the cash incentive award paid to an executive officer in each half of the year, subject to approval by the Board of Directors and other than with respect to his own award. The Board of Directors has similar discretion with respect to the CEO’s cash incentive award. Such adjustments are based on a subjective assessment of the executive officer’s performance during the relevant performance period and how challenging the performance objectives assigned to that executive officer were to achieve. The cash incentive awards paid to the named executive officers during 2012 are set forth in the 2012 Summary Compensation Table.

For all of our named executive officers, for the first half of 2012, we established certain company financial objectives and weightings associated with each such objective as follows: (1) increasing revenue, weighted at 40% and (2) improving non-GAAP operating income profitability, weighted at 25%. For the second half of 2012, we established certain company bonus objectives and weightings associated with each such objective as follows: (1) increasing revenue, weighted at 40% and (2) improving non-GAAP operating income profitability and free cash flow, weighted at 25%. For each half of 2012, each named executive officer also had a set of individualized objectives established by our CEO, and in the case of Mr. Springer, established by the Board of Directors, weighted at 35%.

For the first half of 2012, our actual revenue, non-GAAP operating income profitability, and free cash flow were $77.6 million, $7.6 million and $5.5 million, respectively. For the second half of 2012, our actual revenue, non-GAAP operating income profitability, and free cash flow were $85.2 million, $10.5 million and $7.7 million, respectively.

For the first half of 2012, Mr. Springer was awarded $60,750 due to the Board of Directors’ belief that we had achieved our company financial performance objectives, progress in employee development and team building, strong customer feedback, and the launch of Responsys Display. For the second half of 2012, the Board of Directors determined that Mr. Springer had earned a bonus of $54,000 due to our near achievement of company financial performance objectives, completion of restructuring, strong customer success, and increased product sales.

For the first half of 2012, Mr. Paul was awarded $21,600 due to our CEO’s and compensation committee’s belief that we had achieved our company financial performance objectives and finance team improvements. For the second half of 2012, Mr. Paul was awarded $18,000 due to our CEO’s and compensation committee’s belief we had near achievement of our company financial performance objectives, made progress on our Sarbanes-Oxley Act of 2002 compliance, and efficient and effective strategic support of the business team.

For the first half of 2012, Mr. Olrich was awarded $51,000 due to our CEO’s and compensation committee’s belief that we had achieved our company financial performance objectives, improved our industry recognition, launched Responsys Display, customer bookings, scaling of our organization, and event success. For the second half of 2012, Mr. Olrich was awarded $49,000 due to our CEO’s and compensation committee’s belief that we had near achievement of our company financial performance objectives, strong support for sales and customer service teams, emerging channel support, and increased new bookings.

For the first half of 2012, Mr. Priest was awarded $52,250 due to our CEO’s and compensation committee’s belief that we had achieved our company financial performance objectives, strong customer satisfaction stories, development of Responsys Display, customer subscriptions, and renewal rate and revenue growth. For the second half of 2012, Mr. Priest was awarded $48,400 due to our CEO’s and compensation committee’s belief that we had near achievement of our company financial performance objectives, strong customer satisfaction, and revenue growth over the prior year.

For the first half of 2012, Mr. Henrich was awarded $49,500 due to our CEO’s and compensation committee’s belief that we had achieved our company financial performance objectives, high quality service delivery, services growth, and development of social data analytics. For the second half of 2012, Mr. Henrich was awarded $45,000 due to our CEO’s and compensation committee’s belief that we had near achievement of our company financial performance objectives, reduced customer onboarding time, strong customer campaign success, and customer satisfaction.

Equity Compensation. Our Board of Directors has responsibility for granting equity awards to our executive officers (other than to our CEO, whose equity awards have been, and will continue to be, approved by the non-employee members of our Board of Directors). We use equity awards to incentivize and reward our executives officers, including our named executive officers, for long-term corporate performance based on the value of our common stock and, thereby, to align the interests of our executive officers with those of our stockholders. Prior to 2012, we typically granted stock options to executive officers upon hiring to create the incentive to build stockholder value over the long-term and to attract and retain the executive officer with a competitive compensation package. Commencing in 2012, we began granting restricted stock units to our executive officers, which we believe continues to serve our desire to incentivize our executive officers to build stockholder value over the long-term and to attract and retain executive officers. The size and terms of the equity awards granted to our executive officers upon hiring historically have been established through negotiation at the time the individual executive was hired. In making these equity award grants, our Board considers, among other factors, the prospective role and responsibilities of the individual executive officer, our subjective view of the market for similarly situated executives, the cash compensation offered to the executive officer, and the need to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

We also may grant stock options and restricted stock units to executive officers upon promotion, in connection with a significant change in responsibilities or to recognize extraordinary performance. In making these stock option and restricted stock unit grants, our Board may consider, among other factors, the executive officer’s responsibilities and anticipated future contributions, the competitiveness of the executive officer’s overall compensation package, the executive officer’s existing equity holdings, the potential reward to the executive officer if the market value of our common stock appreciates, and the recommendations of our CEO.

In 2012, we did not grant any of named executed officers equity awards, except to Mr. Henrich. Mr. Henrich received a restricted stock unit award for 40,000 shares because of his increased responsibility in managing the largest department in the Company.

Retirement and Other Broad-based Employee Benefits. We have established a tax-qualified Section 401(k) retirement savings plan for our employees, including the named executive officers, who satisfy certain eligibility requirements. Eligible employees may elect to contribute pre-tax amounts, up to a statutorily prescribed limit, to the 401(k) plan. For 2012, the prescribed annual limit was $17,000. Under the 401(k) plan, we are permitted, but not obligated, to match a portion of the employee contributions. We currently make matching contributions of fifty cents per dollar contributed by participants, up to $2,000 per calendar year. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. All accounts are 100% vested at all times. The plan qualifies under Section 401(a) of the Internal Revenue Code of 1986, as amended, or the Code, so that contributions by participants to the 401(k) plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan and not rolled over into an individual retirement account or another qualified employer retirement plan.

Additional benefits received by our executive officers, including the named executive officers, include medical, dental, and vision benefits, medical and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance coverage. These benefits are provided to our executive officers on the same general terms as to all of our full-time U.S. employees.

We do not view perquisites or other personal benefits as a significant component of our executive compensation program and did not provide perquisites to our executive officers during 2012.

Severance and Change in Control Arrangements. Our named executive officers are entitled to certain protections if their employment is terminated under specified circumstances, including following a change in control of the company, pursuant to the terms of their offer letters. These protections were negotiated at the time each individual was hired, taking into account any arrangements that such executive officer had with his prior employer. We believe that these protections were necessary to induce these individuals to forego other opportunities or leave their existing employment for the uncertainty of a demanding position in a new and unfamiliar organization and also to help from a retention standpoint.

We also recognize the possibility that we may in the future undergo a change in control, and that this possibility, and the uncertainty it may cause among our executive officers may result in their departure or distraction to the detriment of our company and our stockholders. Accordingly, in January 2008, our Board of Directors adopted a Management M&A Incentive Plan as an additional arrangement to help our executive officers maintain continued focus and dedication to their responsibilities to help maximize stockholder value in the event of a potential change in control transaction. The amounts payable to each executive officer under this plan were intended to reflect compensation levels that our Board of Directors believed were qualitatively commensurate with each executive officer’s individual qualifications, experience, responsibility level, functional role, knowledge, skills, and contribution to our performance. The Management M&A Incentive Plan terminated on January 15, 2013. For a summary of the material terms and conditions of these severance and change in control arrangements, see “—Offer Letters” and “—Potential Payments Upon Termination or Change in Control” below.

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1 million paid in any taxable year to its chief executive officer and each of its other named executive officers. Remuneration in excess of $1 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Code. In this regard, the compensation income realized upon the exercise of stock options granted under a stockholder-approved stock option plan generally will be deductible so long as the options are granted by a committee whose members are non-employee directors and certain other conditions are satisfied.

As we were not a publicly-held company prior to April 2011, our compensation committee has not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for our executive officers. We expect that, where reasonably practicable, we will seek to qualify future eligible variable compensation paid to our executive officers for the “performance-based compensation” exemption from the deductibility limit. As such, in approving the amount and form of compensation for our executive officers in the future, we will consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). Our compensation committee may, in its judgment, authorize compensation payments that do not comply with an exemption from the deductibility limit when it believes that such payments are appropriate to attract and retain executive talent.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control that exceeds certain prescribed limits, and that the company, or a successor, may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive officer, including any named executive officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G or 4999 during 2012 and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-based Compensation

We follow ASC 718 to account for our stock-based compensation awards. ASC 718 requires us to recognize the compensation cost of stock-based awards in our income statement over the period that our employees are required to render services in exchange for the awards. ASC 718 requires us to calculate the grant date fair value of stock-based awards using a variety of assumptions. See Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2012 for more about the costs associated with stock-based compensation awards and the assumptions we use when calculating grant date fair value. The calculation of grant date fair value is performed for accounting purposes and reported in the compensation tables below. The amounts reported do not reflect the actual value that may be realized by our named executive officers upon exercise and disposition (if any) of their stock-based awards.

Executive Compensation Tables

The following table presents summary information regarding the total compensation awarded to, earned by, or paid to each of the named executive officers for services rendered to us for the years ended December 31, 2010, 2011 and 2012.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Daniel D. Springer	2012	$300,000	$—	$114,750	$1,000	$415,750
Chief Executive Officer	2011	300,000	4,640,700	146,450	—	5,087,150
	2010	300,000	—	124,200	2,000	426,200

Christian A. Paul	2012	240,000	—	39,600	2,000	281,600
Chief Financial Officer	2011	200,000	2,126,988	46,350	2,000	2,375,338
	2010	192,500	—	42,525	2,000	237,025

Scott V. Olrich	2012	220,000	—	100,000	2,000	322,000
Chief Marketing and Sales Officer	2011	200,000	3,093,800	104,000	2,000	3,399,800
	2010	200,000	—	97,600	2,000	299,600

Andrew W. Priest*	2012	220,000	—	100,650	2,000	322,650
Chief Customer Officer	2011	200,000	2,320,350	112,750	2,000	2,635,100

Edward A. Henrich**	2012	200,000	454,400	94,500	2,000	750,900
Senior Vice President,	2011	190,000	1,569,879	88,100	2,000	1,849,979
Professional and Strategic Services	2010	190,000	185,829	153,910	2,000	531,739

*	Mr. Priest was not a named executive officer for the year 2010.
**	Mr. Henrich was not a named executive officer for the year 2011.
(1)

Amounts reported for each respective year represent the grant date fair value of the equity awards granted during such year, computed in accordance with ASC 718. For equity awards made in 2012, the valuation assumptions used in calculating the fair value of the equity awards are set forth in Note 11 of the Notes to

Consolidated Financial Statements in our Annual Report on Form 10-K for 2012. See the “2012 Grants of Plan-based Awards Table” for information on stock option grants made in 2012, without giving effect to estimated forfeitures. These amounts do not correspond to the actual value that may be recognized by the named executive officers.
(2)	Amounts reported for 2012 represent the amount each named executive officer received as a cash incentive award based on company performance and achievement of individual performance objectives. For more information about the performance objectives of our named executive officers, see “—Cash Incentive Awards” in the Compensation Discussion and Analysis above.
(3)	Represents matching 401(k) contributions made during the applicable year.

2012 Grants of Plan-based Awards Table

The following table presents, for each of the named executive officers, information concerning each grant of a cash or equity award made during the year ended December 31, 2012. This information supplements the information about these awards set forth in the “2012 Summary Compensation Table.”

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Option Awards: Number of Securities Underlying Options Awards(3)	Exercise Price of Option Awards(4)		Grant Date Fair Value Of Stock And Option Awards(5)
		Threshold(1)	Target	Maximum(2)
Daniel D. Springer		$43,875	$135,000	$143,775		$
Christian A. Paul		14,625	45,000	47,925
Scott V. Olrich		32,500	100,000	106,500
Andrew W. Priest		35,750	110,000	117,150
Edward A. Henrich		32,500	100,000	106,500
	05/15/2012				40,000		11.36	454,400

(1)	The threshold total individual payout is based on 50% payout for achievement of company performance and 0% achievement of each individual objective.
(2)	The maximum total individual payout is based on the maximum payout for achievement of company performance and 100% achievement of each individual objective.
(3)	The equity award was granted under our 2011 Equity Incentive Plan.
(4)	Represents the fair market value of a share of our common stock on the equity award’s grant date.
(5)	The amounts in this column represent share-based payments based on the grant date fair value of the equity award on the grant date utilizing the assumptions discussed in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2012, without giving effect to estimated forfeitures.

2012 Outstanding Equity Awards at Year-end

The following table summarizes outstanding equity awards held by each of our named executive officers as of December 31, 2012:

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options(1)(#) Exercisable		Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock that have Not Vested(2)(#)
Daniel D. Springer	1,128,565		—		$0.04	6/17/2014		$
	712,500	(3)	237,500	(4)	2.60	7/22/2019
	—		600,000	(5)	15.23	8/15/2021
Christian A. Paul	222,605		—		0.40	9/14/2016
	199,375	(3)	78,125	(4)	2.60	7/22/2019
	—		275,000	(5)	15.23	8/15/2021
Scott V. Olrich	675,000		—		0.04	7/14/2014
	387,500		—		0.04	10/20/2015
	271,250	(3)	93,750	(4)	2.60	7/22/2019
	—		400,000	(5)	15.23	8/15/2021
Andrew W. Priest	237,500		—		0.04	10/20/2015
	262,500	(3)	87,500	(4)	2.6	7/22/2019
	—		300,000	(5)	15.23	8/15/2021
Edward A. Henrich	60,355		—		1.40	6/20/2017	40,000		238,400	(7)
	3,125	(3)	12,500	(6)	3.08	12/30/2019
	25,000	(3)	25,000	(6)	7.40	12/15/2020
	38,281	(3)	49,219	(6)	9.25	3/29/2021
	—		150,000	(5)	15.23	8/15/2021

(1)	Each stock option was granted pursuant to our 1999 Stock Plan or our 2011 Equity Incentive Plan. The vesting and exercisability of each stock option is described in the footnotes below. Each of these stock options expires ten years from the date of grant.
(2)	Represents the fair market value of a share of our common stock on the stock option’s grant date, as determined by (1) our Board of Directors with respect to stock options granted prior to our initial public offering in April 2011 and (2) the closing price of our common stock on The NASDAQ Global Stock Market on the date of grant with respect to all other stock options.
(3)	The stock option is immediately exercisable, subject to a right of repurchase in our favor which lapses as the shares vest, this column reflects the number of options held by our named executive officers that were exercisable and vested as of December 31, 2012.
(4)	The stock option is immediately exercisable, subject to a right of repurchase in our favor which lapses as the shares vest, this column reflects the number of options held by our named executive officers that were exercisable and unvested as of December 31, 2012. The stock option vests as to 25% of the total number of shares for each year of continuous service that the named executive officer has completed since the vesting commencement date, until fully vested.
(5)

The stock option vests as to 20% of the total underlying shares on March 12, 2013, and thereafter will vest as to 1/60th of the total number of shares on each monthly anniversary until 100% vested. Vesting is contingent upon the applicable named executive officer’s continued service with us.

(6)

The stock option vests as to 25% of the total underlying shares on the first anniversary of the grant date, and thereafter will vest as to 1/48th of the total number of shares on each monthly anniversary until 100% vested. Vesting is contingent upon the applicable named executive officer’s continued service with us.

(7)	Amount shown is based on the closing price per share of our common stock on December 31, 2012, which was $5.96.

2012 Option Exercises

The table below summarizes the options exercised by each of our named executive officers for the year ended December 31, 2012.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Scott V. Olrich	10,000	$94,444
Christian A. Paul	227,395	2,036,066
Andrew W. Priest	170,000	1,850,357
Edward A. Henrich	65,820	548,266

(1)	The aggregate dollar amount realized upon the exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying that option on the date of exercise and the aggregate exercise price of the option.

Potential Payments upon Termination or Change in Control

Management M&A Incentive Plan

In January 2008, our Board adopted a Management M&A Incentive Plan, or M&A Plan, because it believed this plan would help our executive officers maintain continued focus and dedication to their responsibilities while helping to maximize stockholder value in the event of a potential transaction that could involve a change in control of us.

Pursuant to the terms of the M&A Plan, if we engage in a transaction with aggregate sale proceeds of at least $250 million that results in a change in control of us, which includes (i) a disposition of all or substantially all of our assets, (ii) the consummation of a merger or consolidation of us, except a merger or consolidation in which our stockholders immediately before the transaction hold 50% or more of the voting power of the capital stock of the surviving or acquiring entity or (iii) the closing of a transfer of our securities that results in any person or group of affiliated persons holding more than 50% of our outstanding voting stock, then certain executive officers, including three of our named executive officers, shall receive a cash bonus payment from the plan’s aggregate bonus pool of $10 million. Pursuant to the terms of the plan, should such a transaction close, Messrs. Springer, Paul, Olrich, Priest and Smith would be entitled to receive $3 million, $1 million, $1.5 million, $1.5 million and $1 million, respectively, in cash bonus payments. Our Board of Directors has the discretion to approve additional participants in the M&A Plan. To be eligible for a bonus payment under the M&A Plan, each of our named executive officers must continue to provide services to us upon the close of the transaction and to the extent required by any successor, remain a service provider to us for up to 12 months following the change in control, unless their employment is terminated without cause (as defined in the M&A Plan) following the closing date. The M&A Plan terminated on January 15, 2013.

Offer Letters

Under the terms and conditions of their individual offer letters, each of our named executive officers is eligible to receive certain payments and benefits in connection with his termination of employment, depending on the circumstances, including following a change in control. In addition, each named executive officer is eligible to receive benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with the terms of those plans and policies.

The tables below illustrate the potential payments and benefits payable to each named executive officer pursuant to the terms and conditions of his offer letter, assuming a termination of employment occurred as of

December 31, 2012. For purposes of valuing the severance and vacation payments in the tables below, we used each executive officer’s base salary as in effect as of December 31, 2012 and the number of accrued but unused vacation days as of December 31, 2012.

The actual amounts that would be paid or distributed to the named executive officers as a result of a termination event occurring in the future may be different than those presented below as many factors will affect the amount of any payments and benefits upon a termination of employment. For example, some of the factors that could affect the amounts payable include the named executive officer’s base salary and the market price of our common stock. Although we have entered into written arrangements to provide severance payments and benefits to the named executive officers in connection with a termination of employment under particular circumstances, we, or an acquirer, may mutually agree with the named executive officers on severance terms that vary from those provided in these pre-existing arrangements. For more information about the named executive officers’ outstanding equity awards as of December 31, 2012, see the 2012 “Outstanding Equity Awards at Year-end Table” above.

Daniel D. Springer

The table below summarizes the value of the termination payments to Mr. Springer assuming a qualifying termination as of December 31, 2012.

	No Change in Control	Change in Control(1)
Benefit	Termination without cause	No Termination	Termination without cause
Severance	$150,000	$—	$150,000
COBRA Premiums	10,162	—	10,162
Vacation Payout	23,077	—	23,077
Change in Control Bonus(2)	—	1,000,000	1,000,000
M&A Plan Bonus	—	3,000,000	3,000,000

Total Value	$183,239	$4,000,000	$4,183,239

(1)	As described above under “—Management M&A Incentive Plan,” a qualifying change in control is one in which the fair market value of the aggregate consideration payable to our stockholders is at least $250 million.
(2)	Assumes a qualifying change in control in which the fair market value of the aggregate consideration payable to our stockholders is at least $250 million. In the event of a non-qualifying change in control, the value of the “Change in Control Bonus” would be zero.

Christian A. Paul

The table below summarizes the value of the termination payments to Mr. Paul assuming a qualifying termination as of December 31, 2012.

	No Change in Control	Change in Control(1)
Benefit	Termination without cause	No Termination	Termination without cause
Severance	$60,000	$—	$60,000
COBRA Premiums	5,347	—	5,347
Vacation Payout	18,461	—	18,461
M&A Plan Bonus	—	1,000,000	1,000,000

Total Value	$83,808	$1,000,000	$1,083,808

(1)	As described above under “—Management M&A Incentive Plan,” a qualifying change in control is one in which the fair market value of the aggregate consideration payable to our stockholders is at least $250 million.

Scott V. Olrich

The table below summarizes the value of the termination payments to Mr. Olrich assuming a qualifying termination as of December 31, 2012.

	No Change in Control	Change in Control(1)
Benefit	Termination without cause	No Termination	Termination without cause
Severance	$55,000	$—	$55,000
COBRA Premiums	5,347	—	5,347
Vacation Payout	16,923	—	16,923
M&A Plan Bonus	—	1,500,000	1,500,000

Total Value	$77,270	$1,500,000	$1,577,270

(1)	As described above under “—Management M&A Incentive Plan,” a qualifying change in control is one in which the fair market value of the aggregate consideration payable to our stockholders is at least $250 million.

Andrew W. Priest

The table below summarizes the value of the termination payments to Mr. Priest, assuming a qualifying termination as of December 31, 2012.

	No Change in Control	Change in Control(1)
Benefit	Termination without cause	No Termination	Termination without cause
Severance	$55,000	$—	$55,000
COBRA Premiums	5,347	—	5,347
Vacation Payout	9,736	—	9,736
M&A Plan Bonus	—	1,500,000	1,500,000

Total Value	$70,083	$1,500,000	$1,570,083

(1)	As described above under “—Management M&A Incentive Plan”, a qualifying change in control is one in which the fair market value of the aggregate consideration payable to our stockholders is at least $250 million.

Edward A. Henrich

The table below summarizes the value of the termination payments to Mr. Henrich assuming a qualifying termination as of December 31, 2012.

	No Change in Control	Change in Control(1)
Benefit	Termination without cause	No Termination	Termination without cause
Vacation Payout	6,655	—	6,655

Total Value	$6,655	$—	$6,655

(1)	Pursuant to the terms of Mr. Henrich’s offer letter, a qualifying change in control is one in which a sale or merger of us other than a reincorporation results in more than a 50% change of control of our outstanding shares.

Limitations on Liability and Indemnification Matters

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our bylaws require us to indemnify our directors and executive officers to the maximum extent permitted by the Delaware General Corporation Law or any other applicable law and allow us to indemnify other officers, employees and other agents as set forth in the Delaware General Corporation Law or any other applicable law.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses and liabilities, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually and reasonably incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request, including liability arising out of negligence or active or passive wrongdoing by the officer or director. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceedings that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 10b5-1 Sales Plans

Certain of our executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend or terminate the plan in some circumstances. Our directors and executive officers may also buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows certain information concerning our common stock reserved for issuance in connection with our 1999 Stock Plan and our 2011 Equity Incentive Plan, and our 2012 Employee Stock Purchase Plan as of December 31, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	10,976,137	(1)	$5.3788	(2)	10,155,036

Equity compensation plans not approved by security holders	—		—		—

TOTAL	10,976,137		$5.3788		10,155,036

(1)	This number includes 9,799,293 stock options outstanding and 1,176,844 restricted stock units, or RSUs, issued under the 2011 Equity Incentive Plan.
(2)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to restricted stock units have no exercise price.

COMPENSATION COMMITTEE REPORT

This report of the compensation committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Responsys specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The compensation committee of Responsys has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Michael N. Schuh (Chair)

Bruce Golden

Gregory C. Gretsch

DIRECTOR COMPENSATION

The following table provides information for 2012 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of 2012. Our employee director, Mr. Springer, has not received any compensation in connection with his service as a director. The compensation that we pay to Mr. Springer is discussed in the “Executive Compensation” section of this Proxy Statement. Other than as set forth in the table and the narrative that follows it, to date we have not paid any fees to our directors, made any equity or non-equity awards to directors, or paid any other compensation to directors. Members of our Board of Directors are reimbursed for expenses incurred in connection with their service as a director.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Robert W. Frick	$47,000	$125,011	$172,011
Edwin J. Gillis	33,000	125,011	158,011
Bruce Golden	17,705	125,011	142,716
Gregory C. Gretsch	21,246	125,011	146,257
Michael N. Schuh.	25,377	125,011	150,388

(1)	The amounts in this column represent share-based payments based on the fair value of the equity awards on the grant date computed in accordance with ASC Topic 718 the valuation assumptions used in calculating the fair value of the stock options are set forth in Note 11 of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for 2012, without giving effect to estimated forfeitures.

Our Board of Directors has adopted a compensation program for our independent directors. Pursuant to this program, independent directors are entitled to receive the following compensation:

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An annual cash retainer of $25,000. In addition, the lead independent director will receive an annual cash retainer of $3,000; the chair of the audit committee will receive an annual cash retainer of $16,000 and the other members of the audit committee will receive an annual cash retainer of $8,000; the chair of the compensation committee will receive an annual cash retainer of $10,000 and the other members of the compensation committee will receive an annual cash retainer of $5,000; and the chair of the nominating and corporate governance committee will receive an annual cash retainer of $6,000 and the other members of the nominating and corporate governance committee will receive an annual cash retainer of $3,000.

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On the date of each annual meeting of our stockholders, each continuing independent director will receive $125,000 worth of RSUs (rounded up to nearest 10), granted at closing price. The RSU award will vest in full upon the one year anniversary of the grant date, but will vest in full if we are subject to a change in control.

TRANSACTIONS WITH RELATED PERSONS

Other than the executive officer and director compensation arrangements discussed above under “Director Compensation” and “Executive Compensation,” and the arrangements described below, there were no transactions since January 1, 2012 to which we have been a participant, in which the amount involved in the transaction exceeds or will exceed $120,000 and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals, had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Parties

Our policy and the charter of our audit committee requires that any transaction with a related party that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by our audit committee, unless the related party is, or is associated with, a member of that committee, in which event the transaction must be reviewed and approved by our nominating and corporate governance committee.

REPORT OF THE AUDIT COMMITTEE

This report of the audit committee is required by the Securities and Exchange Commission (“SEC”) and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that Responsys specifically incorporates this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

The principal purpose of the audit committee is to assist the Board of Directors in its general oversight of our accounting practices, system of internal controls, audit processes and financial reporting processes. The audit committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The audit committee’s function is more fully described in its charter.

Our management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. Deloitte & Touche LLP (“Deloitte”), our independent registered public accounting firm for 2012, was responsible for performing an independent audit of our consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles.

The audit committee has reviewed and discussed with management our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2012 (the “10-K”).

The audit committee has also reviewed and discussed with Deloitte the audited financial statements in the10-K. In addition, the audit committee discussed with Deloitte those matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Auditing Standard, Vol. 1. AU section 380). Additionally, Deloitte provided to the audit committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the audit committee concerning independence. The audit committee also discussed with Deloitte its independence from Responsys.

Based upon the review and discussions described above, the audit committee recommended to the Board of Directors that the audited financial statements be included in the 10-K for filing with the SEC.

THE AUDIT COMMITTEE

Robert W. Frick (Chair)

Edwin J. Gillis

Michael N. Schuh

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and SEC rules require our directors, executive officers and persons who own more than 10% of our common stock to file reports of their ownership and changes in ownership of our common stock with the Securities and Exchange Commission. Based solely on our review of the reports filed during 2012, we determined that no director, executive officer or beneficial owner of more than 10% of our common stock failed to file on a timely basis during 2012 except as follows. In the case of William Elmore, an affiliate of Foundation Capital, a total of three Form 4s were filed late: a Form 4 was filed late on February 24, 2012 covering an in-kind distribution of a managing member of Foundation Capital, which took place on January 20, 2012; and two Form 4s were filed late on March 16, 2012 covering open market sales on January 7, 2012 and January 8, 2012. In the case of Mr. Henrich, a total of six Form 4s were filed late: three Form 4s were filed late on September 13, 2012 covering three option exercises, each occurring on September 10, 2012; and three Form 4s were filed late on January 10, 2013 covering two option exercises on August 1, 2012 and one open market sale on August 1, 2012.

STOCKHOLDER PROPOSALS

Stockholder proposals for inclusion in Responsys’ Proxy Statement and form of proxy relating to Responsys’ annual meeting of stockholders to be held in 2014 must be received by Responsys at the principal executive offices of Responsys no later than January 7, 2014. Stockholders wishing to bring a proposal before the annual meeting to be held in 2014 (but not include it in Responsys’ proxy materials) must provide written notice of such proposal to the Secretary of Responsys at the principal executive offices of Responsys between February 13, 2014 and March 15, 2014 and comply with the other provisions of Responsys’ bylaws.

DIRECTORS’ ATTENDANCE AT ANNUAL STOCKHOLDER MEETINGS

Responsys invites its Board members to attend its annual stockholder meetings but does not require attendance.

STOCKHOLDER COMMUNICATIONS

Any security holder of Responsys wishing to communicate with the Board may write to the Board at Board of Directors, c/o Responsys, 1100 Grundy Lane, 3rd Floor, San Bruno, California, 94066. An employee of Responsys, under the supervision of the Chairman of the Board, will forward these letters directly to the Board. Stockholders may indicate in their letters if their communication is intended to be provided to certain director(s) only.

CODE OF CONDUCT AND ETHICS

Responsys has adopted a code of conduct and ethics that applies to Responsys’ executive officers, employees, including its Chief Executive Officer and Chief Financial Officer, as well as a code of conduct and ethics for directors. The codes of conduct and ethics are available on Responsys’ website at http://investors.responsys.com/governance.cfm.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, so far as is known to the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed postage paid envelope, or vote via the Internet or by telephone, so that your shares may be represented at the meeting.

Responsys IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLEDESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Admission Ticket C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by1:00 a.m., Pacific Time, on May 29, 2013. Vote by Internet Go to www.investorvote.com/MKTG Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories &Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black inkpen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. AProposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3. 1. Election of Directors: For With hold 01 - Robert W. Frick 02 - Gregory C. Gretsch 2. Advisory Vote on Executive Compensation. For Against Abstain 3. Ratify Selection of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2013.M BNon-Voting Items Change of Address —Please print your new address below. Comments— Please print your comments below. Meeting AttendanceMark the box to the rightif you plan to attend theAnnual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please givefull title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. C 1234567890JNT 22DV 1590781 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE ANDMR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

2013 Annual Meeting Admission Ticket2013 Annual Meeting of Responsys, Inc. StockholdersMay 29, 2013 at 12:00 p.m. Pacific Time1100 Grundy Lane, 3rd FloorSan Bruno, California 94066Upon arrival, please present this admission ticket and photo identification at the registration desk. IF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — Responsys, Inc. Notice of 2013 Annual Meeting of Stockholders 1100 Grundy Lane, 3rd Floor, San Bruno, California 94066Proxy Solicited by Board of Directors for Annual Meeting – May 29, 2013Dan Springer and Julian Ong, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned,with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Responsys, Inc. to be held on May29, 2013 or at any postponement or adjournment thereof.Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, and FOR Proposals 2 and 3.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.(Items to be voted appear on reverse side.) responsys